Exhibit 99

CISION PR NEWSWIRE

NORTH EUROPEAN OIL ROYALTY TRUST
ANNOUNCES THE DISTRIBUTION
FOR THE FOURTH QUARTER OF FISCAL 2021

Keene, N.H. October 29, 2021 - The Trustees of North European Oil Royalty Trust (NYSE-NRT) announced a quarterly distribution of $0.14 per unit for the fourth quarter of fiscal 2021, payable on November 24, 2021 to holders of record on November 12, 2021. Natural gas sold during the third calendar quarter of 2021 is the primary source of royalty income on which the November 2021 distribution is based.

John R. Van Kirk, Managing Director, reported that this year's quarterly distribution of $0.14 per unit is 600.0%, or $0.12 per unit, higher than the distribution of $0.02 per unit for the fourth quarter of fiscal 2020. For the quarter ending October 31, 2021, the combination of higher gas sales and gas prices more than offset the slight decline in average exchange rates and the negative year-end adjustments for calendar 2020 (-$157,538) resulting in the higher distribution. The more significant economic impact of COVID-19 during the first half of calendar 2020 resulted in the negative year-end adjustments. Additional details will be included in the earnings press release scheduled for publication on or about November 12, 2021.

The Trust receives all of its royalties under two royalty agreements. The Mobil Agreement, which is the higher royalty rate agreement, covers gas sales from the western half of the Oldenburg concession. The OEG Agreement, which is the lower royalty rate agreement, covers gas sales from the entire Oldenburg concession. The factors determining the amount of gas royalties payable under the two agreements from the preceding calendar quarter are shown in the table below comparing the third calendar quarters of 2021 and 2020.

Quarterly Gas Data Providing Basis for Fiscal Quarter Royalties
Mobil Agreement	3rd Calendar Quarter Ended 9/30/2021	3rd Calendar Quarter Ended 9/30/2020	Percentage Change
Gas Sales (Bcf) [1]	3.985	3.186	+25.08%
Gas Prices[2] (Ecents/Kwh)[3]	1.9573	0.9255	+111.49%
Average Exchange Rates[4]	1.1703	1.1761	-0.49%
Gas Royalties	$1,043,662	$395,791	+163.69%
OEG Agreement
Gas Sales (Bcf)	13.365	10.601	+26.07%
Gas Prices (Ecents/Kwh)	1.9961	0.9438	+111.50%
Average Exchange Rates	1.1714	1.1730	-0.14%
Gas Royalties	$441,458	$97,128	+354.51%

Footnotes:

    1. Billion cubic feet
    2. Gas prices derived from May-July period
    3. Euro cents per kilowatt hour
    4. Based on average Euro/dollar exchange rates of cumulative royalty transfers

The cumulative 12-month distribution for fiscal 2021, which includes this November distribution and the three prior quarterly distributions, is $0.47 per unit. This 12-month cumulative distribution is 46.88% or $0.15 per unit higher than the cumulative 12-month distribution of $0.32 for fiscal 2020. The Trust makes quarterly distributions to unit owners during the months of February, May, August and November.

Contact -- John R. Van Kirk, Managing Director, telephone: (732) 741-4008, email: jvankirk@neort.com. The Trust's press releases and other pertinent information are available on the Trust's website: www.neort.com.

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